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                                                                   EXHIBIT 10.40



                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated effective as of October 20, 1998, by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and WESLEY T. O'BRIEN (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a Florida corporation engaged in the teleservicing, database management and marketing and fulfillment business;

         WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth below and Employee desires to accept such employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, the parties agree as follows:

         1. EMPLOYMENT

                  Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

         2. TERM

                  Subject to the provisions for earlier termination set forth in
Section 9 hereof, this Employment Agreement shall commence as of the date hereof and shall continue until 5:00, p.m., December 31, 2001 (the "Initial Employment Term"), with the Initial Employment Term to be automatically renewed and extended for consecutive additional one year periods unless, at least sixty (60) days prior to the expiration of the Initial Employment Term or any one year renewal period thereof, either party hereto delivers to the other party hereto written notice of such party's termination of this Employment Agreement at the expiration of the Initial Employment Term or any one year renewal period thereof (as the case may be). The Initial Employment Term together with any or all one year renewal periods thereof are hereinafter collectively referred to as the "Employment Term".



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         3. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  Employee represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with Employee's acceptance of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder or the exercise of Employee's best efforts in Employee's employment hereunder or which would otherwise pose any conflict of interest.

         4. DUTIES AND EXTENT OF SERVICES

                  A. DUTIES. Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by Employer, consistent with the following: Employee shall, subject to his initial election by the Employer's Board of Directors, serve as Employer's President and Chief Operating Officer, and shall, subject to the direction from time to time of Employer's Chairman of the Board or Chief Executive Officer, have responsibility to oversee and supervise all activities relating to Employer's day-to-day operations including those related to teleservices, database management services and marketing and fulfillment services. Employee shall report directly to Employer's Chief Executive Officer. Employee agrees to devote Employee's full and exclusive business time, skill, attention and energy to perform the duties and responsibilities properly assigned to Employee hereunder or pursuant hereto to the best of his abilities. However, Employee may devote a reasonable amount of his time to civic, community or charitable activities and, with the prior written approval of the Chairman of the Board or Chief Executive Officer of Employer, to serve as a director of other corporations and undertake other activities not expressly mentioned in this paragraph. Employee may invest his personal assets as he deems appropriate so long as such investments (i) are passive investments, (ii) are not invested in any business which is a direct or indirect competitor of Employer (subject to the proviso in clause (ii)(B) of Section 11 hereof) and (iii) do not interfere with Employee's performance of the duties and responsibilities assigned to him pursuant to this Employment Agreement.

                  B. RULES AND REGULATIONS. Employee agrees to abide by the rules and regulations of Employer promulgated by Employer from time to time with respect and applicable to Employer's senior executives generally, provided that copies of such rules and regulations are provided to Employee. Such rules and regulations are all hereby incorporated by reference and made a part of this Employment Agreement.

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                  C. PLACE OF SERVICE. Employee shall render his services
initially in northern Miami-Dade County, Florida, and shall not be obligated to maintain his office in any place other than northern Miami-Dade County (i.e., not any further south in Miami-Dade County than the location of Employer's executive offices as of the date of this Employment Agreement), Broward County or Palm Beach County, Florida; provided, however, that Employee shall be obligated to travel as necessary to fulfill his duties and responsibilities, and Employee understands that such travel may, during certain periods, be extensive.

         5. COMPENSATION

                  A. BASE COMPENSATION. Subject to the provisions of Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") at a rate of $350,000 per annum through the expiration of the Employment Term unless otherwise mutually agreed in writing by the parties hereto. Employer may decide, in its sole discretion, to increase (but not to decrease) the Salary at any time during the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                  B. BONUS COMPENSATION. Employee shall receive an annual bonus in an amount not to exceed seventy-five percent (75%) of the Salary paid to Employee with respect to the year to which the bonus relates, the actual amount of which shall be determined by the Compensation Committee of the Board of Directors of Employer in its sole and absolute discretion (the "Bonus Amount"). Subject to the provisions regarding payment upon termination or expiration of employment set forth in Section 9 hereof, each annual Bonus Amount shall be paid on or before March 31 of each year of the Employment Term. The Bonus Amount payable on or before each March 31 shall be based upon the operating results of Employer and Employee's performance during the calendar year (or the portion thereof in which Employee was employed hereunder) immediately preceding such March 31. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

                  C. FAIR MARKET VALUE STOCK OPTIONS. Employer acknowledges that as of the date of this Employment Agreement Employer has granted to Employee stock options (the "FMV Stock Options") to acquire 350,000 shares of Employer's common stock, par value $.01 per share, pursuant to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan (the "Plan") and a Stock Option Agreement in the form attached as

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Exhibit "A" to this Employment Agreement. Employer represents that there are sufficient shares of Employer's common stock, par value $.01 per share, reserved by Employer for issuance under the Plan to fulfill Employer's obligation to issue such shares upon exercise of all of the FMV Stock Options, and that Employer will use its best efforts to register and thereafter have such shares continue to be registered with the Securities and Exchange Commission on Form S-8 (or such other applicable registration form).

         6. FRINGE BENEFITS AND EXPENSES

                  A. EMPLOYEE BENEFITS. Employee shall be entitled to such benefits and fringe benefits (such as health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to Employer's senior executives generally.

                  B. EXPENSES. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor.

                  C. AUTOMOBILE. Employer shall provide to Employee an automobile allowance of $850.00 per month during the Employment Term in order to defray Employee's automobile expenses incurred in the performance of his duties, but shall not be obligated to provide Employee with an automobile.

                  D. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Employer will endeavor to maintain Employer's directors' and officers' liability insurance at least at the same level of coverage as in effect as of the date hereof.

         7. VACATIONS

                  Employee shall be entitled to four (4) weeks vacation each full year of the Employment Term (prorated for any partial year), with full compensation, which, to the extent unused, may be carried over from year to year up to an aggregate of eight (8) weeks vacation in any full year of the Employment Term, provided that the use of any such carried over vacation in any year does not substantially interfere with Employee's performance of his duties and responsibilities assigned to him pursuant to this Employment Agreement. Employee shall not be entitled to be compensated for any unused vacation days upon termination of employment. The periods during which Employee will be absent from

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work for vacation shall be at the reasonable discretion of Employer.

         8. FACILITIES

                  Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as are reasonably necessary for Employee's performance of Employee's duties and responsibilities under this Employment Agreement.

         9. TERMINATION OF EMPLOYMENT

                  A. TERMINATION EVENTS. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as hereinafter defined) and receiving written notice of termination from Employer to that effect within ninety (90) days after being deemed Disabled. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of (i) Employee's resignation to Employer which shall specify a resignation date no earlier than ninety (90) days following the date of delivery of such notice of resignation or (ii) Constructive Termination (as hereinafter defined) of Employee's employment under this Employment Agreement (subject to the provisions of Section 9.B. hereof relating to Constructive Termination). Employee's employment under this Employment Agreement shall be terminated upon expiration of the Employment Term pursuant to Section 2 hereof.

                  B. DEFINITIONS OF CAUSE, DISABLED AND CONSTRUCTIVE TERMINATION. For purposes of this Employment Agreement, "Cause" shall mean: (i) commission of a felony, or commission of acts of fraud, embezzlement, or the like; (ii) habitual drunkenness during business hours or at Employer's premises;
(iii) use of illicit drugs during business hours or at Employer's premises; (iv) abandonment of employment duties (other than by reason of death or becoming Disabled); (v) gross negligence in the performance of employment duties; or (vi) material breach by Employee of this Employment Agreement which, if curable, is not cured by Employee within thirty (30) days following Employee's receipt of written notice thereof (such notice shall specify in reasonable detail the nature of the material breach and the curative steps, if curable, required to be taken). Employee shall be deemed "Disabled" for purposes of this Employment Agreement (a) if Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for

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Employer for a continuous period of one hundred and twenty (120) days, or (b) if
Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs. If clause (a) above applies, Employee shall be deemed Disabled on the last day of the 120 day period. If clause (b) above applies, Employee shall be deemed Disabled on the date of adjudication as an incompetent or the appointment of the guardian, whichever occurs first. For purposes of this Employment Agreement, "Constructive Termination" shall mean: (x) Employer has delegated to another or others a material portion of Employee's duties or responsibilities provided for in Section 4.A. hereof (and shall include, without limitation, removal of Employee from the office of President or Chief Operating Officer, even if Employee's day-to-day duties are to remain substantially the same), other than for Cause, and Employer fails to confirm in writing, and implement, the reinstatement of such material portion of Employee's duties and responsibilities and/or offices to Employee within thirty (30) days after receipt by each of the Chairman of the Board and Chief Executive Officer of Employer of Employee's written notice of protest (as provided in the next sentence), (y) Employer attempts, without Employee's prior written consent, to relocate Employee's office outside the location specified in Section 4.C.
hereof, or (z) the position of Chairman of the Board or Chief Executive Officer of Employer becomes vacant for any reason and the vacancy is filled by a person other than Mark J. Gordon, David Epstein, Employee or another person not an employee of Employer immediately prior to becoming the Chairman of the Board or Chief Executive Officer of Employer. In the event of Constructive Termination of Employee's employment under this Employment Agreement, Employee may terminate Employee's employment, provided that he has given written notice of protest to each of the Chairman of the Board and Chief Executive Officer of Employer within thirty (30) days of the occurrence of the event causing the Constructive Termination setting forth the manner in which the Constructive Termination has occurred (and such Constructive Termination is not timely corrected, as provided in the case of a Constructive Termination under clause (x) of the preceding sentence).

                  C. EFFECT OF TERMINATION FOR CAUSE OR EMPLOYEE'S RESIGNATION. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause, or because Employee resigns from Employee's employment, Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, (i) the Salary, if any, accrued and unpaid through the date of such termination or resignation, and (ii) if the Bonus Amount of Employee for the prior year has been declared by Employer, but not yet paid to Employee, the Bonus Amount for such prior year, and shall pay and provide to Employee the amounts and items payable and to be provided under
Section 6

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through the date of such termination or resignation; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  D. COMPENSATION UPON DEATH OR DISABILITY. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), within thirty (30) days following the date of Employee's death or termination, the Salary and Bonus Amount, if any, accrued and unpaid through the date of termination and shall pay and provide to Employee, Employee's legal guardian or the legal representative of Employee's estate the amounts and items payable and to be provided under Section 6 through the date of such termination; and Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity (except with respect to benefits which become payable under any employee benefit plans of Employer as a result of Employee's death or disability). In the event that death or termination of employment as a result of Employee becoming Disabled occurs during a year and prior to any Bonus Amount of Employee being declared by Employer for such year, the Bonus Amount under this Subsection D. for such partial year of employment shall be prorated through the date of such death or termination based upon the prior year's Bonus Amount.

                  E. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION OR EXPIRATION. In the event that Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause (other than in connection with a Change in Control (as hereinafter defined) as provided in Subsection F. below), Employee terminates his employment as a result of the occurrence of a Constructive Termination to the extent and in the manner permitted hereunder or upon expiration of the Employment Term pursuant to the terms of Section 2, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer, and Employer shall pay to Employee,
(i) the amount of Salary and Bonus Amount, if any, accrued and unpaid through the date of termination or expiration, and the amounts and items payable or to be provided under Section 6 through the date of termination or expiration, payable within thirty (30) days following the date of termination or expiration of employment, and (ii) (A) in the case of termination without Cause or Constructive Termination, an amount in cash equal to the sum of (1) the Salary

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that Employee would have received during the greater of (x) the one year period following the date of such termination of Employee's employment and (y) the remainder of the Initial Term (if such termination occurs during the Initial
Term) and (2) $175,000 or (B) in the case of expiration of the Employment Term pursuant to Section 2 hereof as a result of Employer delivering to Employee a written notice of termination of this Employment Agreement and provided that Employer has not elected, as provided under Section 11, to waive Employee's obligation to comply with his covenants under Subsection (ii) of Section 11, an amount in cash equal to the Salary for one (1) full year. Such cash amount payable under clauses (A) or (B) above shall be payable one-half (1/2) within thirty (30) days following the date of termination of employment or expiration and the balance (the other one-half (1/2)) payable in equal consecutive monthly installments over the period that Employee was entitled to be paid the Salary under clauses (A) or (B) above (as the case may be), with the first such installment payable sixty (60) days following the date of termination of employment or expiration and each subsequent installment payable on the same day of each successive month until payment is made in full. In the event that termination of employment without Cause, as a result of Constructive Termination or upon expiration of this Employment Agreement occurs during a year and prior to any Bonus Amount of Employee being declared by Employer for such year, the Bonus Amount under this Subsection E. for such partial year of employment shall be prorated through the date of such termination based upon the prior year's Bonus Amount.

                  F. COMPENSATION UPON A CHANGE IN CONTROL. Notwithstanding the provisions of Subsection E. above, in the event that (i) Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause within one hundred eighty (180) days after a Change in Control (as hereinafter defined), (ii) Employee terminates his employment to the extent and in the manner permitted under this Employment Agreement as a result of the occurrence of a Constructive Termination within one hundred eighty (180) days after a Change in Control or (iii) Employer (or its successor)(but not Employee) delivers to Employee a written notice of termination pursuant to Section 2 terminating this Employment Agreement at the expiration of the Employment Term and such expiration occurs within one hundred eighty (180) days after a Change in Control, and subject to and limited by the provisions of Subsection G. below, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer (or its successor), and Employer (or its successor) shall pay to Employee within thirty (30) days following the date of termination of employment or expiration, (a) the amount of Salary and Bonus Amount, if any, accrued and unpaid through the date of termination of employment or expiration, and the amounts and items payable or

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to be provided under Section 6 through the date of termination of employment or expiration, and (b) a lump sum severance payment in cash equal to 2.99 times an amount equal to the average of the sum of the annual Salary and Bonus Amount paid to Employee each year during the Employment Term. For purposes of this Subsection F., (1) a "Change in Control" means that (x) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) beneficially owns at least 10% of the issued and outstanding common stock of Employer (or its successor); (y) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) is the stockholder of Employer (or its successor) beneficially owning the highest number of issued and outstanding shares of common stock of Employer (or its successor); provided, however, that no Change in Control shall be deemed to have occurred under this clause (y) if, but only for so long as, the person(s) owning the highest number of issued and outstanding shares of common stock of Employer (or its successor) have otherwise agreed not to exercise the material rights and powers concomitant with such ownership or (z) neither Mark Gordon nor David Epstein occupies the position of Chairman of the Board, Chief Executive Officer or President of Employer (or its successor); (2) "Affiliate" means, with respect to Mark Gordon or David Epstein, an immediate family member of his, a trust principally for his benefit and/or the benefit of his family members and/or lineal descendants, or a family limited partnership or any other entity the direct or indirect beneficial or pecuniary owners of which are principally him, his immediate family members and/or trusts or other entities principally for the benefit of him, his family members and/or lineal descendants; and (3) "Immediate family members" mean, with respect to Mark Gordon or David Epstein, his spouse, children, parents, siblings or other lineal descendants. For purposes of clause (a) of this Subsection F., but subject to and limited by the provisions of Subsection G. below, any Bonus Amount for a partial year of employment shall be prorated through the date of such termination or expiration(based upon the prior year's Bonus Amount, if any) and for purposes of clause (a) or clause (b) of this Subsection F., if Employee has not previously earned a Bonus Amount under this Employment Agreement, the Bonus Amount shall be deemed to be $262,500. Nothing in this Subsection F. shall be deemed to limit Employee's rights as provided under Subsection E. with respect to a termination without Cause or Constructive Termination or expiration of this Employment Agreement occurring after the 180-day period referred to above in this Subsection F.

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                  G. LIMITATIONS ON SEVERANCE PAYMENTS. Notwithstanding anything to the contrary contained in this Employment Agreement, if any payments under Subsection F. above are to be made as a result of a Change in Control, and such Change in Control constitutes a change in the ownership or effective control of Employer (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder), the amount so payable shall be reduced to the extent necessary so that in all events the aggregate amount of the present value of all such payments under Subsection
F. above and the value of any other compensation, consideration or benefit received by Employee that would be deemed to be a "parachute payment" as defined under Section 280G(b)(2)(A)(i) (without regard to Section 280G(b)(2)(A)(ii)) including, without limitation, the acceleration of the exercise of any stock options in respect of such Change in Control (determined in accordance with Code
Section 280G(d)(4)), computed on the date of such Change in Control, (a) shall not exceed 2.99 times Employee's average annual compensation which is includible in Employee's gross income (for federal income tax purposes) during the most recent five taxable years (or such shorter period in which Employee has been employed by Employer (or its successor)) ending before that date on which such Change in Control occurs, and (b) shall in no event result in an "excess parachute payment" as defined under Section 280G.

                  H. KEY-MAN INSURANCE. In the event that Employer has obtained or obtains a key-man insurance policy (the "Policy") on the life of Employee, Employer shall be the sole owner thereof and all proceeds payable in respect thereof shall be the property solely of Employer. In the event that Employee's employment terminates for any reason other than Employee's death, Employee may request that the Policy be assigned to Employee by giving written notice to Employer to that effect. Subject to obtaining any requisite consent from the insurer, Employer shall, if Employee has so requested, assign the Policy to Employee subject to Employee's reimbursement to Employer of any premiums paid by Employer which relate to any period following the date of termination of Employee's employment, and the cash value, if any, of the Policy. In the event that Employer desires to obtain any such Policy, Employee shall fully cooperate in Employer's efforts, including submitting to medical exams and tests and executing and delivering applications and information statements.

         10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A. CONFIDENTIAL INFORMATION. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and

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interests of Employer, (ii) the systems, know-how, records, products, services, cost information, inventions, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board or Chief Executive Officer of Employer for the benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

                  B. EMPLOYER'S MATERIALS. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description of Employer or related to its business for any purpose unconnected with the performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

         11. COVENANT-NOT-TO-COMPETE

                  In view of (a) the Confidential Information to be obtained by or disclosed to Employee, and (b) the consideration payable to Employee under this Employment Agreement, and as a material inducement to Employer to enter into this Employment Agreement, Employee covenants and agrees that, (i) for as long as

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Employee is employed by Employer and for a period of 24 months after the date
Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity who is or was a client of Employer at any time prior to the date hereof and for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment or (B) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial or executive employee, account manager, programmer, information services employee (including, without limitation, network or other information services operation employee) or database management or marketing employee of Employer who was or is employed by Employer at any time during the two-year period ending on the date of termination of Employee's employment, and (ii) for as long as Employee is employed by Employer and thereafter for the Severance Period (as hereinafter defined), Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity who becomes a client of Employer at any time on or after the date hereof and for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment or (B) engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, employee, agent or in any other capacity, competitive with the business of Employer anywhere within the continental United States; provided, however, that nothing in this Section 11 shall prohibit Employee from owning as a passive investor beneficially and/or of record less than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Exchange Act of 1934, as amended, or are listed for trading on any United States or foreign stock exchange. Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests. For purposes of this Section 11, the "Severance Period" shall mean: (x) in the case of either termination of Employee's employment as a result of Employee becoming Disabled or a termination of Employee's employment with Cause or as a result of the resignation of employment by Employee, a period of 12 months after the termination date of Employee's employment with Employer; (y) in the case of termination of Employee's employment without Cause or as a result of the occurrence of a Constructive Termination, the greater of (1) a

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period of 12 months after the termination date of Employee's employment with
Employer or (2) the remainder of the Initial Term (if such termination occurs during the Initial Term); and (z) in the case of the expiration of the Employment Term and in the event that either (1) Employer has not advised Employee in writing at least 60 days prior to the expiration of the Employment Term of the election of Employer, in its sole discretion, to waive Employee's obligation to comply with his covenants under clause (ii) above upon the expiration of the Employment Term or (2) the expiration of the Employment Term is the result of Employee delivering to Employer pursuant to Section 2 the written notice of Employee's termination of this Employment Agreement, a period of 12 months after the expiration of the Employment Term.

         12. EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                  Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

         13. REASONABLENESS OF RESTRICTIONS

                  A. REASONABLENESS. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.

                  B. SEVERABILITY. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                  C. SURVIVABILITY. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

                  D. DEFINITION OF EMPLOYER. For purposes of Sections 10, 11, 12 and 13 of this Employment Agreement, the term "Employer" includes the Employer and any parent corporation of Employer and all subsidiaries of Employer and its parent corporation (if any).

         14. LAW APPLICABLE

                  This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

         15. NOTICES

                  Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the Chief Executive Officer, if mailed to Employer, and to Employee's then current residence, if mailed to Employee, and shall be effective only upon actual receipt by the party to whom it is given.

         16. SUCCESSION

                  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; PROVIDED, HOWEVER, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement, provided that, in the event of any such assignment other than in connection with a merger, consolidation or similar reorganization or the sale of all or substantially all of the assets of Employer (or its successor), Employer shall remain liable for all of its obligations hereunder.

         17. ENTIRE AGREEMENT

                  This Employment Agreement, together with the Stock Option Agreement and Indemnification Agreement, both of even date herewith between Employer and Employee, constitute the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         18. SEVERABILITY

                  If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

         19. NO WAIVER

                  A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

         20. ATTORNEYS' FEES

                  In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.

         21. COUNTERPARTS

                  This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

         22. INDEPENDENT COUNSEL

                  THE PARTIES HEREBY ACKNOWLEDGE THAT EACH OF THEM HAS RETAINED AND WAS REPRESENTED VIGOROUSLY BY INDEPENDENT LEGAL COUNSEL WITH RESPECT TO, AND IN CONNECTION WITH ALL STAGES OF THE NEGOTIATION, PREPARATION AND EXECUTION OF, THIS EMPLOYMENT AGREEMENT. EMPLOYER WAS REPRESENTED BY BILZIN SUMBERG DUNN PRICE & AXELROD LLP AND EMPLOYEE BY KELLEY DRYE & WARREN LLP.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

                                           EMPLOYER:

                                           PRECISION RESPONSE CORPORATION, a
                                           Florida corporation


                                           By: /s/ MARK J. GORDON
                                               ---------------------------------
                                               Mark J. Gordon
                                               Chairman of the Board


                                           EMPLOYEE:


                                           /s/ WESLEY T. O'BRIEN
                                           -------------------------------------
                                           WESLEY T. O'BRIEN

                                                                       EXHIBIT A



                         PRECISION RESPONSE CORPORATION

                             STOCK OPTION AGREEMENT

          Agreement dated as of the 20th day of October, 1998 (the "Date of Grant") between Precision Response Corporation, a Florida corporation (and, collectively with its subsidiaries, if any, the "Company") with its principal office at 1505 N.W. 167th Street, Miami, Florida 33169, and Wesley T. O'Brien, at the address set forth beneath such person's signature on the signature page of this Agreement ("Optionee").

         1.       GRANT OF OPTIONS

                  The Company grants to Optionee, on the terms and conditions set forth below, options (the "Options") to purchase up to 350,000 shares (individually a "Share" and collectively the "Shares") of Precision Response Corporation common stock (the "Common Stock"), par value $.01 per share, for a price of $5.50 per Share (the "Option Price"), subject to adjustment as provided in Paragraph 3 below. Subject to the limitation set forth in the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan (the "Plan"), a copy of which is attached hereto and incorporated herein by reference, that the aggregate Fair Market Value (as defined in the Plan and as determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options (as defined in and pursuant to the Plan) are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000, the Options shall be designated as Incentive Stock Options to the maximum extent permitted by law and under the Plan. To the extent that the number of Options which vest in any calendar year pursuant to the vesting schedule set forth below exceeds the number which may properly be designated as Incentive Stock Options pursuant to applicable law or under the Plan, such excess number of Options shall, pursuant to the provisions of Section 6(e) of the Plan, be designated as Nonqualified Stock Options (as defined in and pursuant to the Plan).

         2.       TERMS AND CONDITIONS OF OPTIONS

                  (a)      OPTION PRICE

                           Subject to paragraph 3 hereof, the Option Price shall
 be as set forth in Section 1 above.

                  (b)      VESTING OF OPTIONS

                           Subject to such further limitations as are provided
for herein, the Options shall vest, if at all (and be exercisable once vested) in the following amounts:

PERIOD FROM                                     PERCENTAGE OF
DATE OF GRANT                                 OPTIONS VESTED (%)
-------------                                 ------------------
Six (6) months from Date of Grant                     50%
One (1) year from Date of Grant                       67%
Two (2) years from Date of Grant                      84%
Three (3) years from Date of Grant                   100%

         Notwithstanding the vesting schedule set forth above, Optionee shall become immediately 100% vested in all outstanding Options upon, and may exercise such Options subject to the time frames set forth in subparagraph (e) below after, (i) a Change in Control (as defined in that certain Employment Agreement dated effective as of October 20, 1998, by and between Optionee and the Company (the "Employment Agreement")) or (ii) Optionee's termination of employment (A) by the Company without Cause (as defined in the Employment Agreement) or (B) by Optionee to the extent and in the manner permitted under the Employment Agreement as a result of the occurrence of a Constructive Termination (as defined in the Employment Agreement). Subject to the accelerated vesting provided in the previous sentence, Optionee shall not become vested in any Options subsequent to the termination of his employment regardless of any exercise period provided in subparagraph (e) below.

                  (c)      TERM OF OPTIONS

                           The Options may be exercised by Optionee in whole or
in part from time to time, but only during the period beginning on the date of this Agreement and ending on October 19, 2005, subject in all cases, however, to subparagraphs (b) and (e) of this paragraph 2, paragraph 3 and the other provisions of this Agreement and the Plan.

                  (d)      NON-TRANSFERABILITY OF OPTIONS

                           Options shall not be transferable by Optionee other
than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employment Retirement Income Security Act, or the rules thereunder, and, except with respect to a qualified domestic relations order as aforesaid, may be exercised during Optionee's lifetime only by Optionee. If any Options are exercised after Optionee's death, the Company may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee's personal representatives and their authority and of the right of any heir or distributee to exercise such Options.

                  (e)      TERMINATION OF EMPLOYMENT

                           Subject to the vesting requirements set forth in
Section 2(b) above, if Optionee's employment with the Company terminates, the unexercised portion of any of the Options granted under this Agreement shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (1) The expiration of seven (7) years from the Date
of Grant;

                           (2) The expiration of three months from the date of
termination of Optionee's employment (other than a termination described in subparagraph (3), (4) or (5) below); PROVIDED, that, if Optionee shall die during such three-month period, the time of termination of the unexpired portion of any such Option shall be determined under the provision of subparagraph (4) below;

                           (3) The expiration of one year from the date of
termination of the employment of an Optionee due to his becoming Disabled (as defined in the Employment Agreement);

                           (4) The expiration of eighteen (18) months following
the issuance of letters testamentary or letters of administration to the personal representative, executor or administrator of a deceased Optionee, if Optionee's death occurs either during his employment by the Company or during the three-month period following the date of termination of such employment (other than a termination described in subparagraph (5) below), but in no event later than two years after Optionee's death;

                           (5) The date of termination of Optionee's employment
by the Company if Optionee has been discharged for Cause.

         Neither this Agreement nor any Option granted hereunder shall confer on Optionee any right to continue in the Company's employ, or limit in any respect the Company's right (in the absence of a specific written agreement to the contrary) to terminate Optionee's employment at any time with or without Cause.

                  (f)      EXERCISE OF OPTIONS

                           Subject to the limitations set forth herein and the
provisions hereof, the Options may be exercised only by written notice to the Company, at its principal business office or such other office as the Committee may from time to time direct, which shall contain provisions consistent with the provisions of the Plan as the Committee may from time to time prescribe and shall specify the number of optioned Shares being purchased. Not less than one hundred (100) shares may be purchased at any one time upon exercise of the Options unless the number purchased is the total number then purchasable under this Agreement. Subsequent to the grant of any Options which are not immediately exercisable in full, the Committee, at any time before complete termination of such Options, may accelerate the time or times at which such Options may be exercised in whole or in part. Any notice of exercise of Options shall be accompanied by payment of the full purchase price for the Shares being purchased: (i) by check payable to the Company; or (ii) with the prior consent of the Committee, by tendering previously acquired shares of Common Stock having a fair market value (determined as of the date such Options are exercised and in the same manner as the Fair Market Value of the Option Price is determined under the Plan) equal to all of the purchase price; or (iii) by any combination of (i) and (ii). The Company shall have no obligation to deliver the Shares being purchased pursuant to the exercise of any Options, in whole or in part, until the aforesaid payment in full of the purchase price therefor is received by the Company.

                  (g)      ISSUANCE OF SHARES

                           The exercise of Options granted hereunder is subject
to the condition that if at any time the listing, registration or qualification of the Shares covered by the Options upon any securities exchange or under any state or federal law is necessary as a condition of or in connection with the purchase or delivery of Shares, the delivery of any or all Shares pursuant to exercise of the Options may be withheld unless and until such listing, registration or qualification shall have been effected. Optionee agrees to comply with any and all legal requirements relating to Optionee's resale or other disposition of any Shares acquired under this Agreement. Unless the Shares are registered for sale under an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, the Committee may require, as a condition of exercise of any Options, that Optionee represent, in writing, that the Shares received upon exercise of the Options are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and only after any required qualifications under applicable state securities laws, unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such registration and qualification. In such case, there may be endorsed on certificates representing Shares issued upon the exercise of Options such legends referring to the foregoing representations or any applicable restrictions on resale as the Committee, in its discretion, shall deem reasonably appropriate, as well as place such stop transfer orders with its registrar and transfer agent as it deems reasonably appropriate.

                  (h)      RIGHTS AS A SHAREHOLDER

                           Optionee shall acquire none of the rights of a
shareholder of the Company under this Agreement unless and until certificates for such Shares are issued to Optionee upon the exercise of Options.

                  (i)      SIX-MONTH HOLDING PERIOD

                           Optionee acknowledges that in no event may any Shares
acquired upon exercise of any Options be sold or otherwise disposed of until after six (6) months have elapsed from the Date of Grant except, in the event of Optionee's death during such period, for a sale by the executors or administrators of Optionee's estate relying on Rule 16a-2(d)(1)(i) of the Securities Exchange Act of 1934, as amended.

         3.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                  In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any Options theretofore granted pursuant to this Agreement are outstanding but unexercised, the Committee shall make such adjustments in the character and number of Shares subject to such Options and in the Option Price as shall be equitable and appropriate in order to make such Options, as nearly as may be practicable, equivalent to such Options immediately prior to such change; PROVIDED, however, that no such adjustment shall give any Optionee any additional benefits under this Agreement; and PROVIDED FURTHER, that, if any such adjustment is made by reason of a transaction described in section 424(a) of the Code, it shall be made so as to conform to the requirements of that section and the regulations thereunder.

                  If any transaction (other than a change specified in the preceding paragraph) described in section 424(a) of the Code affects the Company's Common Stock subject to any unexercised Option theretofore granted hereunder (hereinafter for purposes of this paragraph 3 referred to as the "old option"), the Committee or any surviving or acquiring corporation may take such action as it deems appropriate, and in conformity with the requirements of that section and the regulations thereunder, to substitute a new option for the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option, or to assume the old option.

                  If any such change or transaction shall occur, the number and kind of Shares to be issued upon the exercise of any Options shall be adjusted to give effect thereto.

         4.       OPTIONEE BOUND BY PLAN

                  Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and provisions thereof, regardless of whether such provisions have been set forth in this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.

         5.       APPLICATION OF FUNDS

                  The proceeds received by the Company from the sale of Shares subject to Options may be commingled with any other corporate funds and used for any corporate purpose.

         6.       GENERAL

                  (a) Any communication in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at his or her address listed on the signature page hereof or such other address of which Optionee shall have advised by similar notice, or to the Company or Committee at the Company's then executive offices.

                  (b) This Agreement sets forth the parties' final and entire agreement with respect to its subject matter, may not be changed or terminated orally and shall be governed by and construed in accordance with the internal law of the State of Florida. This Agreement shall bind and inure to the benefit of Optionee, and his heirs, distributees and personal and legal representatives, and the Company and its successors and assigns.

                  (c) As a condition of the granting of the Options hereunder, Optionee agrees for Optionee and Optionee's heirs, distributees and personal and legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined and resolved by the Committee in its reasonable discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding and conclusive.

                  (d) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

OPTIONEE:                            PRECISION RESPONSE CORPORATION,
                                     a Florida corporation


                                     By:
-------------------------------         -----------------------------------
WESLEY T. O'BRIEN                       Mark J. Gordon, Chairman of the Board
17849 Fieldbrook Circle
Boca Raton, Florida 33496

                         PRECISION RESPONSE CORPORATION

                 AMENDED AND RESTATED 1996 INCENTIVE STOCK PLAN1



         1. PURPOSE. The PRECISION RESPONSE CORPORATION Amended and Restated 1996 Incentive Stock Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of PRECISION RESPONSE CORPORATION and its subsidiaries (the "Company"), as well as independent contractors providing consulting or advisory services to the Company, by providing them opportunities to acquire the Company's common stock, $.01 value per share ("Common Shares") or to receive monetary payments based on the value of such shares pursuant to the Awards described in Paragraph 4 below.

         2. ADMINISTRATION. Prior to the date, if any, upon which the Company becomes subject to the Securities Exchange Act of 1934 (the "Act"), the Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee appointed by the Board. After the date, if any, upon which the Company becomes subject to the Act, the Plan will be administered by the Compensation Committee (the administrator of the Plan, initially the Board and thereafter the Compensation Committee, if and when the Company becomes subject to the Act, shall be referred to hereinafter as the "Committee") appointed by the Board from among its members PROVIDED, HOWEVER, that, on and after November 1, 1996 (the "Effective Date") as long as Common Shares are registered under the Act, members of the Committee must each qualify as a "non-employee director" within the meaning of Securities and Exchange Commission Regulation ss. 240.16b-3. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, and fill vacancies however caused; provided, however, that at no time shall a Committee of less than two members of the Board administer the Plan, and provided further, that all members of the Committee on and after the Effective Date must be "non-employee directors." The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards (as hereinafter defined) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board and Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving such person's bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

------------
     (1) As amended through June 12, 1998

         3. PARTICIPANTS. Participants will consist of such officers and key employees or prospective key employees (conditioned upon, and effective not earlier than his becoming an employee) of the Company, and independent contractors providing consulting or advisory services to the Company, as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Awards as granted to the participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Awards.

         4. TYPES OF AWARDS. Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Shares, and (e) Performance Units, all as described below (collectively "Awards").

         5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of 4,000,000 Common Shares, which may be authorized but unissued shares. Any shares subject to Stock Options or Stock Appreciation Rights or issued under such options or rights or as Stock Awards may thereafter be subject to new options, rights or awards under this Plan if there is a lapse, expiration or termination of any such options or rights prior to issuance of the shares or the payment of the equivalent or if shares are issued under such options or rights or as such awards and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

         6. STOCK OPTIONS. Stock Options will consist of awards from the Company, in the form of agreements, which will enable the holder to purchase a specific number of Common Shares, at set terms and at a fixed purchase price. Stock Options may be "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

                  (a) EXERCISE PRICE. Each Stock Option granted hereunder shall have such per- share exercise price as the Committee may determine at the date of grant provided, however, that the per-share exercise price for Incentive Stock Options shall not be less than 100% of the Fair Market Value (as hereinafter defined) of the Common Shares on the date the option is granted and provided further that the per-share exercise price for Nonqualified Stock Options shall not be less than 85% of the Fair Market Value of the Common Shares on the date the option is granted. Notwithstanding the foregoing, the Committee may grant Nonqualified Stock Options for up to 50,000 Common Shares for a per-share exercise price equal to and/or in excess of $.01 per share.

                  (b) PAYMENT OF EXERCISE PRICE. The option exercise price may be paid by check or, in the discretion of the Committee, by the delivery of Common Shares of the Company then owned by the participant or a combination of methods of payment; provided, however, that option agreements may provide that payment of the exercise price by delivery of Common Shares of the Company then owned by the participant may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Committee. In the discretion of the Committee, if Common Shares are readily tradeable on a national securities exchange or other market system at the time of option exercise, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

                  (c) EXERCISE PERIOD. Stock Options granted under the Plan will be exercisable at such times and subject to such terms and conditions as shall be determined by the Committee. In addition, Nonqualified Stock Options shall not be exercisable later than fifteen years after the date they are granted and Incentive Stock Options shall not be exercisable later than ten years after the date they are granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant.

                  (d) LIMITATIONS ON INCENTIVE STOCK OPTIONS. Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Shares on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

                  (e) REDESIGNATION AS NONQUALIFIED STOCK OPTIONS. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as Nonqualified Stock Options for Federal income tax purposes automatically without further action by the Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

                  (f) LIMITATION OF RIGHTS IN SHARES. The recipient of a Stock Option shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the shares subject thereto except to the extent that the Stock Option shall have been exercised and, in addition, a certificate shall have been issued and delivered to the participant.

         7. STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of and without relation to Stock Options. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

                  (a) A Stock Appreciation Right relating to a Nonqualified Stock Option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration, and a Stock Appreciation Right relating to an Incentive Stock Option may be made part of such option only at the time of its grant.

                  (b) Each Stock Appreciation Right will entitle the holder to elect in lieu of exercising the Stock Option to receive the appreciation in the Fair Market Value of the shares subject thereto up to the date the right is exercised. In the case of a right issued in relation to a Stock Option, such appreciation shall be measured from not less than the option price and in the case of a right issued independently of any Stock Option, such appreciation shall be measured from not less than 85% of the Fair Market Value of the Common Shares on the date the right is granted. Payment of such appreciation shall be made in cash or in Common Shares, or a combination thereof, as set forth in the Award, but no Stock Appreciation Right shall entitle the holder to receive, upon exercise thereof, more than the number of Common Shares (or cash of equal value) with respect to which the right is granted.

                  (c) Each Stock Appreciation Right will be exercisable at the times and to the extent set forth therein, but no Stock Appreciation Right may be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related Stock Option, if any, or (ii) fifteen years after it was granted. Exercise of a Stock Appreciation Right shall reduce the number of shares issuable under the Plan (and the related Stock Option, if any) by the number of shares with respect to which the right is exercised.

         8. STOCK AWARDS. Stock Awards will consist of Common Shares transferred to participants without other payment therefor or payment at less than Fair Market Value as additional compensation for services to the Company. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Shares covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody until the restrictions thereon shall have lapsed. The participant shall have, with respect to the Common Shares subject to a Stock Award, all of the rights of a holder of Common Shares of the Company, including the right to receive dividends and to vote the shares.

         9.       PERFORMANCE SHARES.

                  (a) Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive Common Shares or cash of an equivalent value at the end of a specified Performance Period (defined below). The Committee shall determine the participants to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the "Performance Period") during which, and the conditions under which, receipt of the Common Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in this
Section 9. The Committee may condition the grant of Performance Shares upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                  (b) Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

                                    (i) Unless otherwise determined by the
         Committee at the time of the grant of the Award, amounts equal to any dividends declared during the Performance Period with respect to the number of Common Shares covered by a Performance Share Award will not be paid to the participant.

                                    (ii) Subject to the provisions of the
         Performance Share Award and this Plan, at the expiration of the Performance Period, share certificates and/or cash of an equivalent value (as the Committee may determine) shall be delivered to the participant, or his or her legal representative, in a number equal to the vested shares covered by the Performance Share Award.

                                    (iii) Subject to the applicable provisions
         of the Performance Share Award and this Plan, upon termination of a participant's employment with the Company for any reason during the Performance Period for a given Performance Share Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

         10.      PERFORMANCE UNITS.

                  (a) Performance Units may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Shares or a combination of both. The Committee shall determine the participants to whom and the time or times at which Performance Units shall be awarded, the duration of Performance Units to be awarded to any person, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a participant's right to Performance Units will be vested, the ability of participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the Award in addition to those set forth in this Section 10. The Committee may condition the vesting of Performance Units upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                  (b) The Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

                                    (i) At the expiration of the Performance
         Cycle, the Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units of each participant that have vested.

                                    (ii) Subject to the applicable provisions of
         the Performance Unit Award and this Plan, at the expiration of the Performance Cycle, cash and/or share certificates of an equivalent value (as the Committee may determine) shall be delivered to the participant, or his or her legal representative, in payment of the vested Performance Units covered by the Performance Unit Award.

                                    (iii) Subject to the applicable provisions
         of the Performance Unit Award and this Plan, upon termination of a participant's employment with the Company for any reason during the Performance Cycle for a given Performance Unit Award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

         11.      ADJUSTMENT PROVISIONS.

                  (a) If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Common Shares, the total number of shares available for Awards under this Plan shall be appropriately adjusted and the number of shares covered by each outstanding Award and the reference price or Fair Market Value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

                  (b) In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), subject to the provisions of this Plan and any limitation applicable to the Award:

                                    (i) any participant to whom a Stock Option
         has been granted shall have the right thereafter and during the term of the Stock Option to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Common Shares which might have been obtained upon exercise of the Stock Option or portion thereof, as the case may be, immediately prior to the Acquisition;

                                    (ii) any participant to whom a Stock
         Appreciation Right has been granted shall have the right thereafter and during the term of such right to receive upon exercise thereof the difference on the exercise date between the aggregate Fair Market Value of the Acquisition Consideration receivable upon such acquisition by a holder of the number of Common Shares which are covered by such right and the aggregate reference price of such right; and

                                    (iii) any participant to whom Performance
         Shares or Performance Units have been awarded shall have the right thereafter and during the term of the Award, upon fulfillment of the terms of the Award, to receive on the date or dates set forth in the Award, the Acquisition Consideration receivable upon the Acquisition by a holder of the number of Common Shares which are covered by the Award.

         The term "Acquisition Consideration" shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Common Share upon consummation of an Acquisition.

                  (c) Notwithstanding any other provision of this Plan, the Committee may authorize the issuance, continuation or assumption of Awards or provide for other equitable adjustments after changes in the Common Shares resulting from any other merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence upon such terms and conditions as it may deem equitable and appropriate.

                  (d) In the event that another corporation or business entity is being acquired by the Company, and the Company assumes outstanding employee stock options and/or stock appreciation rights and/or the obligation to make future grants of options or rights to employees of the acquired entity, the aggregate number of Common Shares available for Awards under this Plan shall be increased accordingly.

         12. NONTRANSFERABILITY.

                  (a) Each Award granted under the Plan to a participant shall not be transferable by him otherwise than required by law or by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him. In the event of the death of a participant while the participant is rendering services to the Company, each Stock Option or Stock Appreciation Right theretofore granted to him shall be exercisable during such period after his death as the Committee shall in its discretion set forth in such option or right at the date of grant (but not beyond the stated duration of the option or right) and then only:

                           (i) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution; and

                           (ii) To the extent that the deceased participant was entitled to do so at the date of his death.

                  (b) Notwithstanding Section 12(a), in the discretion of the Committee, Awards granted hereunder may be transferred to members of the participant's immediate family (which for purposes of this Plan shall be limited to the participant's children, grandchildren and spouse), or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members and/or trusts are the only partners, but only if the Award expressly so provides.

         13. OTHER PROVISIONS. Awards under the Plan may also be subject to such other provisions (whether or not applicable to any other Awards under the Plan) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Shares under Stock Options, provisions for the installment exercise of Stock Appreciation Rights, provisions to assist the participant in financing the acquisition of Common Shares, provisions for the forfeiture of, or restrictions on resale or other disposition of, Shares acquired under any form of Award, provisions for the acceleration of exercisability or vesting of Awards in the event of a change of control of the Company or other reasons, provisions for the payment of the value of Awards to participants in the event of a change of control of the Company or other reasons, or provisions to comply with Federal and state securities laws, or setting forth understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

         14. FAIR MARKET VALUE. For purposes of this Plan and any Awards hereunder, Fair Market value of Common Shares shall be the mean between the highest and lowest sale prices for the Company's Common Shares as reported on the NASDAQ National Market (or such other consolidated transaction reporting system on which such Common Shares are primarily traded) on the date immediately preceding the date of grant (or on the next preceding trading date if Common Shares were not traded on the date immediately preceding the date of grant), provided, however, that if the Company's Common Shares are not at any time readily tradeable on a national securities exchange or other market system, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Shares of the Company.

         15. WITHHOLDING. All payments or distributions made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Shares pursuant to the Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Shares. The Committee may, in its discretion and subject to such rules as it may adopt, permit an optionee or Award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with (a) the exercise of a Nonqualified Stock Option or a Stock Appreciation Right, (b) the receipt or vesting of Stock Awards, or (c) the receipt of Common Shares upon the expiration of the Performance Period or the Performance Cycle, respectively, with respect to any Performance Shares or Performance Units, by electing to have the Company withhold Common Shares having a Fair Market Value equal to the amount to be withheld.

         16. TENURE. A participant's right, if any, to continue to serve the Company as an officer, employee, independent contractor, or otherwise, shall not be enlarged or otherwise affected by such individual's designation as a participant under the Plan, nor shall this Plan in any way interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an Award.

         17. DURATION, AMENDMENT AND TERMINATION. No Award shall be granted after May 30, 2006 (the "Expiration Date"); provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, under this Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted such participant under this Plan, or any other present or future plan of the Company. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section 17 shall reduce the amount of any existing Award or change the terms and conditions thereof without the participant's consent. The approval of the Company's shareholders will be required for any amendment to the Plan which would (i) change the class of persons eligible for the grant of Stock Options, as specified in Section 3 or otherwise materially modify the requirements as to eligibility for participation in the Plan, (ii) increase the maximum number of shares subject to Stock Options, as specified in Section 5 (unless made pursuant to the provisions of Section 11) or (iii) materially increase the benefits accruing to participants under the Plan, within the meaning of

Rule 16b-3 promulgated under Act. With respect to persons subject to Section 16 of the Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as participants subject to Section 16 of the Act are concerned.

         18. GOVERNING LAW. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws).

         19. SHAREHOLDER APPROVAL. The Plan was adopted by the Board of the Company and approved by the Company's shareholders on May 31, 1996.

         20. BOARD AMENDMENT. Section 2 of the Plan was amended by action taken by the Board of the Company on February 19, 1997, which amendment did not require approval of the shareholders of the Company.

         21. SHAREHOLDERS AMENDMENTS. Section 5 of the Plan was amended to increase the number of Common Shares reserved for issuance under the Plan (a) to 3,000,000 Common Shares by action taken by the Board on February 19, 1997, which amendment was approved by the shareholders of the Company at the Company's annual meeting of shareholders held on May 15, 1997, and (b) to 4,000,000 Common Shares by action taken by the Board on March 12, 1998, which amendment was approved by the shareholders of the Company at the Company's annual meeting of shareholders held on June 12, 1998.